Exhibit 23.7

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Callon Petroleum Company of our reports dated April 28, 2017, relating to the combined schedules of revenues and direct operating expenses of the properties purchased by Callon Petroleum Operating Company from American Resource Development, LLC and Subsidiaries subject to the Purchase and Sale Agreement dated December 13, 2016 for the years ended December 31, 2016 and 2015, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Austin, Texas

July 24, 2017